     As filed with the Securities and Exchange Commission on June 1, 2000
                                                     Registration No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                   ________________________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                   ________________________________________

                            TranSwitch Corporation
            (Exact name of Registrant as specified in its charter)
                         _____________________________

              Delaware                                          06-1236189
    (State or other jurisdiction                           (I.R.S. Employer
    of incorporation or organization)                    Identification Number)

                            Three Enterprise Drive
                          Shelton, Connecticut  06484
                                (203) 929-8810
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                   ________________________________________

                                Dr. Santanu Das
                     President and Chief Executive Officer
                            TranSwitch Corporation
                            Three Enterprise Drive
                          Shelton, Connecticut 06484
                                (203) 929-8810
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                    ________________________________________
Copies of all communications, including all communications sent to the agent for service, should be sent to:

                           Timothy C. Maguire, Esq.
                        Testa, Hurwitz & Thibeault, LLP
                                125 High Street
                         Boston, Massachusetts  02110
                                (617) 248-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [_]

                   ________________________________________
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                            Proposed Maximum       Proposed Maximum
           Title of Each Class of          Amount to be    Offering Price Per     Aggregate Offering        Amount of
         Securities to be Registered        Registered          Share (1)              Price (1)       Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share         252,691          $53.5625             $13,534,761              $3,574.00
==============================================================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based upon the average of the high and low prices per share as reported on the Nasdaq National Market on May 30, 2000.

________________________
     TranSwitch hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until TranSwitch shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

PROSPECTUS
----------

                   SUBJECT TO COMPLETION, DATED JUNE 1, 2000

                            TRANSWITCH CORPORATION

                                252,691 Shares

                                 Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of 252,691 shares of our common stock that are held by some of our current stockholders.

     Our common stock is traded on the Nasdaq National Market under the symbol "TXCC." The last reported sales price of the common stock on the Nasdaq National Market on May 30, 2000 was $61.813 per share.

                          ___________________________

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 4.
                          ___________________________

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus is ___________________, 2000.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, references to the "Company," "TranSwitch," "we," "us" and "our" refer to TranSwitch Corporation, a Delaware corporation, and its subsidiaries.

                            ________________________

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Our Company..................................................      4
Special Note Regarding Forward-Looking Statements............      4
Risk Factors.................................................      4
Use of Proceeds..............................................     16
Selling Stockholders.........................................     16
Plan of Distribution.........................................     17
Legal Matters................................................     19
Experts......................................................     19
Where You Can Find More Information..........................     19

                            ________________________


We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. TranSwitch is a registered trademark owned by us.

                                  OUR COMPANY

     TranSwitch was incorporated in Delaware on May 26, 1988. Our executive office is located at 3 Enterprise Drive, Shelton, Connecticut, and our telephone number is (203) 929-8810.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference contain forward-looking statements including, without limitation, statements concerning the future of the industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our
products and dependence on significant customers.   These statements can be
identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted below and other factors noted through this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.


                                 RISK FACTORS

     You should carefully consider the following risks before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the following risks. The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes.

                         RISKS RELATED TO OUR BUSINESS

WE EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS DUE TO A NUMBER OF FREQUENTLY CHANGING BUSINESS CONDITIONS, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

   Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a number of factors including:

 .  the timing and cancellation of customer       .  our ability to introduce new
   orders                                           products and technologies on
                                                    a timely basis
 .  market acceptance of our and our customers'   .  introduction of products and
   products                                         technologies by our
                                                    competitors
 .  the level of orders received which can be     .  the timing of our
   shipped in a quarter                             investments in research and
                                                    development, including
 .  the timing and provisions of pricing             tooling expenses
   protections and returns from our                 associated with product
   distributors                                     development and pre-
                                                    production
 .  availability of foundry capacity and raw      .  whether our customers buy
                                                    from a distributor
   materials                                        or directly from us

 .  fluctuations in manufacturing yields          .  competitive pressures on
                                                    selling prices
 .  changes in product mix                        .  general economic conditions


     Sudden shortages of raw materials or production capacity constraints can lead producers to allocate available supplies or capacity to larger customers than us, which could interrupt our ability to meet our production obligations. Historically, average selling prices in the semiconductor industry have decreased over the life of a product, and as a result, the average selling prices of our products may decrease in the future. Decreases in the price of our products would adversely affect our operating results. Our business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to our customer. Because we do not have substantial noncancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Because we are continuing to increase our operating expenses for personnel and new product development and for inventory in anticipation of increasing sales levels, we must continue to generate increased sales to offset these increased expenses. In addition, we are limited in our ability to reduce costs quickly in response to any revenue shortfalls. In response to anticipated long lead times to obtain inventory and materials from our foundries, we may order in advance of anticipated customer demand, which might result in excess inventory levels if the expected orders fail to materialize. As a result, we cannot predict the timing and amount of sales to our customers, and any significant downturn in customer demand for our products would reduce our quarterly and our annual operating results.


OUR RAPID GROWTH HAS STRAINED OUR RESOURCES, AND WE MAY NOT BE ABLE TO MANAGE FUTURE GROWTH

     Due to the level of technical and marketing expertise necessary to support our existing and new customers, we must attract highly qualified and well-trained personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for us to hire such personnel. As we expand, we may also significantly strain our management, manufacturing, financial, systems and other resources. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support our operations.


WE RELY ON OUTSIDE FABRICATION FACILITIES AND OUR BUSINESS COULD BE HURT IF OUR RELATIONSHIPS WITH OUR FOUNDRY SUPPLIERS ARE DAMAGED

     We do not own or operate a Very Large Scale Integrated (VLSI) Circuit fabrication facility. Three foundries currently supply us with most of our semiconductor device requirements. While we have had good relations with these foundries, we cannot be certain that we will be able to renew or maintain contracts with them or negotiate new contracts to replace ones that expire. In addition, we cannot be certain that renewed or new contracts will obtain terms as favorable as our current terms. There are other significant risks associated with our reliance on outside foundries, including the following:

     . the lack of assured semiconductor wafer supply and control over delivery schedules
     . the unavailability of, or delays in obtaining access to, key process technologies and
     . limited control over quality assurance, manufacturing yields and production costs.

     In addition, manufacturing integrated circuits is a highly complex and technology-demanding process. Although we try to diversify our sources of semiconductor device supply and work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries occasionally experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Such reduced manufacturing yields have at times reduced our operating results. A manufacturing disruption at one or more of our outside foundries, including as a result of natural occurrences, could impact the production of certain of our products for an extended period of time.

OUR DEPENDENCE ON A SMALL NUMBER OF FABRICATION FACILITIES EXPOSES US TO RISKS OF INTERRUPTIONS IN DELIVERIES OF SEMICONDUCTOR DEVICES

     We purchase semiconductor devices from outside foundries pursuant to purchase orders, and we do not have a guaranteed level of production capacity at any of our foundries. We provide the foundries with rolling forecasts of our production requirements; however, the ability of each foundry to provide wafers to us is limited by the foundry's available capacity. Therefore, our foundry suppliers could choose to prioritize capacity for other customers or reduce or eliminate deliveries to us on short notice. Accordingly, we cannot be certain that our foundries will allocate sufficient capacity to satisfy our requirements.

     We have been, and expect in the future to be, particularly dependent upon a limited number of foundries for our VLSI device requirements. In particular, as of the date of this prospectus, a single foundry supplier manufactures all of our BiCMOS devices. As a result, we expect that we could experience a substantial delay or interruption in the shipment of our products due to the following:

     . sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices
     . time required to qualify alternative manufacturing sources for existing or new products could be substantial or
     . failure to find alternative manufacturing sources to produce VLSI devices with acceptable manufacturing yields.


OUR SUCCESS DEPENDS ON THE TIMELY DEVELOPMENT OF NEW PRODUCTS AND WE FACE RISKS OF PRODUCT DEVELOPMENT DELAYS

     Our success depends upon our ability to do the following:

     .  develop new VLSI devices and software for existing and new markets

     . introduce such products in a timely manner and . have such products selected for design into new products of leading systems manufacturers.

     The development of these new devices and software is highly complex, and from time to time we have experienced delays in completing the development of new products. Successful product development and introduction depends on a number of factors, including the following:

     .  accurate new product definition
     .  timely completion and introduction of new product designs
     .  availability of foundry capacity
     . achievement of manufacturing yields and . market acceptance of our products and our customers' products.

     Our success also depends upon our ability to do the following:

     .  build products to applicable standards
     .  develop products that meet customer requirements
     . adjust to changing market conditions as quickly and cost-effectively as necessary to compete successfully
     .  introduce new products that achieve market acceptance
     . develop reliable software to meet our customers' application needs in a timely fashion and
     . introduce new products in a timely and cost-effective manner and in sufficient quantities to meet customer demand.

     In addition, we cannot ensure that the electronic systems manufactured by our customers will be introduced in a timely manner or that such systems will achieve market acceptance.

     We generally incorporate our new products into our customers' products or systems at the design stage. However, customer decisions to use our products (design wins), which can often require significant expenditures by us without any assurance of success, often precede the generation of volume sales, if any, by a year or more. Moreover, the value of any design win largely will depend upon the commercial success of the customer's product and on the extent to which the design of the customer's electronic system accommodates components manufactured by our competitors. We cannot ensure that we will continue to achieve design wins.


OUR REVENUES AND PROFITS MAY DECREASE IF WE LOSE ANY OF OUR SIGNIFICANT
CUSTOMERS

     Historically, a relatively small number of customers have accounted for a significant portion of our total revenues in any particular period. We have no long-term volume purchase commitments from any of our significant customers.
The following table sets forth, for the periods indicated, the percentage of our total revenues derived from our significant distributors and customers listed below:

                                                                                         Three Months Ended
                                                  Year Ended December 31,                      March 31,
                                             ---------------------------------          --------------------
Distributors                                    1997        1998        1999                      2000
------------                                    ----        ----        ----                      ----
Insight Electronics, Inc.(1)............          41%         20%         34%                       15%
Arrow Electronics, Inc. (2).............           *          17%         19%                       22%
Columbia Technology (1).................           *          15%          *                         *%

                                                                                        Three Months Ended
                                                  Year Ended December 31,                     March 31,
                                             -----------------------------------       ----------------------
Customers                                       1997        1998         1999                     2000
---------                                       ----        ----         ----                     ----
Lucent Technologies, Inc.(3)............           *           *           16%                      16%
Ericsson Telecom AB.....................           *           *            *                       14%
Tellabs Operations, Inc. (2)............          16%         21%          13%                      14%
Nortel Networks, Inc. (4)...............           *           *           13%                      10%

___________________________
     *    Below 10% of our total revenues.
     (1) Columbia Technology and Insight Electronics are distributors of our products to various end-users, none of which comprised more than 10% of our total revenues during 1997 and 1998. In 1999, a portion of the Lucent Technologies products were shipped through Insight Electronics.
     (2) Our sales to Tellabs Operations during 1999 were made through Arrow Electronics, which also shipped products to Nortel Networks. Sales to Tellabs Operations through Arrow Electronics during 1998 represented 17% of our total revenues. During 1998, sales to Tellabs were made through Reptron Electronics and Arrow Electronics, both Tellabs Operations' designated distributors. Our sales to Tellabs Operations during 1997 were made through Reptron Electronics, Tellabs Operations' designated distributor.
     (3) Includes sales to Ascend Communications, Inc. which was acquired by Lucent Technologies during 1999. This percentage represents total shipments, including those made directly and those made through distributors.
     (4) This represents total shipments, including those made directly and those made through distributors.

     We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our total revenues. Due to these factors, some of the following may reduce our operating results:

     . reduction, delay or cancellation of orders from one or more of our significant customers
     . development by one or more of our significant customers of other sources of supply
     . selection by one or more of our significant customers of devices manufactured by one of our competitors for inclusion in future product generations
     . loss of one or more of our current customers or a disruption in our sales and distribution channels or
     . failure of one of our significant customers to make timely payment of our invoices.

     We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods or that we will be able to obtain orders from new customers.


OUR FAILURE TO PROTECT OUR PROPRIETARY RIGHTS, OR THE COSTS OF PROTECTING THESE RIGHTS, MAY HARM OUR ABILITY TO COMPETE

     Our success depends in part on our ability to obtain patents and licenses and to preserve other intellectual property rights covering our products and development and testing tools. To that end, we have obtained certain domestic and foreign patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking patent protection can be time consuming and expensive. We cannot ensure the following:

     . that patents will issue from currently pending or future applications
     . that our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us
     . that foreign intellectual property laws will protect our intellectual property rights or
     . that others will not independently develop similar products, duplicate our products or design around any patents issued to us.

     Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for us. For example, we are not aware of any third party intellectual property rights that would prevent our use and sale of our products, although we have received correspondence from others alleging infringement. If we do infringe the proprietary rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

     We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings to determine who had the claimed rights first. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain a license or stop making a certain product.

     We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Other parties may not comply with the terms of their agreements with us and we may not be able to adequately enforce our rights against these people.


OUR BUSINESS COULD BE HARMED IF WE FAIL TO ADEQUATELY INTEGRATE THE OPERATIONS OF EASICS, N.V.

      Our management must devote substantial time and resources to the integration of the operations of Easics, N.V., with which we closed a share-for-share exchange agreement in May 2000. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of the transaction. The process of integrating research and development initiatives, computer and accounting systems and other aspects of the operation of Easics presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. In addition, the operations and personnel of Easics are located in Europe. The transaction with Easics presents a number of additional difficulties of integration, including:

     . difficulties in integrating personnel with disparate business backgrounds and cultures
     . difficulties in defining and executing a comprehensive product strategy . difficulties in managing geographically remote units and . difficulties in minimizing the loss of key employees of
        Easics.

     If we delay integrating or fail to integrate the Easics operations or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business or financial results.

WE MAY ENGAGE IN ACQUISITIONS THAT MAY HARM OUR OPERATING RESULTS, DILUTE OUR STOCKHOLDERS AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES

     We may pursue acquisitions that could provide new technologies, products or service offerings. Future acquisitions by us may involve the following:

     . use of significant amounts of cash
     . potentially dilutive issuances of equity securities or . incurrence of debt or amortization expenses related to goodwill and other intangible assets.

       In addition, acquisitions involve numerous risks, including:

     . difficulties in the assimilation of the operations, technologies, product and personnel of the acquired company
     . the diversion of management's attention from other business concerns
     . risks of entering markets in which we have no or limited prior experience
       and
     . the potential loss of key employees of the acquired company.

     From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, we currently have no commitments or agreements with respect to any such acquisition. In the event that such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially adversely affected.

WE FACE INTENSE COMPETITION IN THE SEMICONDUCTOR MARKET

       The semiconductor industry is intensely competitive and is characterized by the following:

       .  price erosion
       .  rapid technological change
       .  shortage in fabrication capacity
       . heightened international competition in many markets and . unforeseen manufacturing yield problems.

       These factors are likely to result in pricing pressures on our products, potentially affecting our margins.

       Our ability to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside our control, including:

       . success in designing and subcontracting the manufacture of new products that implement new technologies
       . protection of our products by effective utilization of intellectual property laws
       .  product quality
       .  reliability
       .  price
       .  efficiency of production
       . the pace at which customers incorporate our integrated circuits into their products
       .  success of competitors' products and
       .  general economic conditions.

       The communications and data communications industries, which are our primary target markets, have become intensely competitive because of deregulation and heightened international competition.

       Our competition consists of suppliers of similar products from the United States as well as other countries, including internal competition from semiconductor divisions of vertically integrated companies such as IBM Corporation, Lucent Technologies, NEC Corporation and Siemens AG. New entrants are also likely to attempt to obtain a share of the market for our current and future products.

       Our principal competitors in the asynchronous/PDH (Plesiochronous Digital Hierarchy) and SONET (Synchronous Optical Network)/SDH (Synchronous Digital Hierarchy) areas are Applied Micro Circuits Corporation, Conexant Systems Inc., Crystal Semiconductor Corporation, Dallas Semiconductor Corporation, EXAR Corporation, Lucent Technologies Inc., National Semiconductor Corporation, PMC-Sierra Inc., Texas Instruments Incorporated, TriQuint Semiconductor Corporation, Vitesse Semiconductor Corporation and VLSI Technology, Inc. In addition, there are a number of ASIC vendors, including AMI Industries, Inc., LSI Logic Corp., and STM Microelectronics Group, who compete with us by supplying customer-specific products to OEMs. In the ATM

(Asynchronous Transfer Mode)/IP (Internet Protocol) area, our principal competitors include all the vendors mentioned above and, in addition, Advanced Micro Devices, Inc., Integrated Device Technology, Inc. and MMC Networks, Inc. Numerous other domestic and international vendors have announced plans for entering this market.

     Certain of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing, and marketing resources than us.

We must successfully transition to new process technologies to remain competitive

     Our future success depends upon our ability to do the following:

     .  to develop products that utilize new process technologies
     . to introduce new process technologies to the marketplace ahead of competitors and
     . to have new process technologies selected to be designed into products of leading systems manufacturers.

     Semiconductor design and process methodologies are subject to rapid technological change, and require large expenditures for research and development. We currently manufacture our products using 0.8, 0.5, 0.35 or 0.25 micron CMOS processes or a 1.0 micron BiCMOS process. We continuously evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies and anticipate that we will need to migrate to 0.18 micron and below CMOS processes. Other companies in the industry have experienced difficulty in transitioning to new manufacturing processes and, consequently, have suffered reduced yields or delays in product deliveries. We believe that transitioning our products to a smaller geometry will be important for us to remain competitive and we cannot be certain that we can successfully make such a transition, if at all, without delay or inefficiencies.

THE LOSS OF KEY MANAGEMENT COULD AFFECT OUR ABILITY TO RUN OUR BUSINESS

     Our success depends largely upon the continued service of our executive officers, including Dr. Santanu Das, President, Chief Executive Officer and Chairman of the Board of Directors, and other key management and technical personnel and on our ability to continue to attract, retain and motivate other qualified personnel. The competition for such employees is intense.

OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO A VARIETY OF BUSINESS RISKS

     Foreign sales are a significant part of our total revenues. The table below sets forth, for the periods indicated, the dollar amount in millions of our total revenues derived from our primary geographic markets.

                                                               Three Month Ended
                                     Year Ended December 31,        March 31,
                              -------------------------------  -----------------
Country                            1997      1998        1999         2000
-------                            ----      ----        ----         ----
United States...............      $18.1     $23.7       $49.8        $14.8
Israel......................         .5       5.8         2.9          1.3
China.......................        1.8       7.2         2.4          1.9
Other Countries.............        6.7       7.5        16.3          8.7
                                  -----     -----       -----        -----
    Total Revenues..........      $27.1     $44.2       $71.4        $26.7
                                  =====     =====       =====        =====

     We expect foreign sales to continue to account for a significant percentage of our total revenues. A significant portion of our total revenues will therefore be subject to risks associated with foreign sales, including the following:

     . unexpected changes in legal and regulatory requirements and policy changes affecting the telecommunications and data communications markets
     .  changes in tariffs
     .  exchange rates and other barriers
     .  political and economic instability
     .  difficulties in accounts receivable collection
     .  difficulties in managing distributors or representatives
     .  difficulties in staffing and managing foreign operations
     .  difficulties in protecting our intellectual property overseas
     .  seasonality of sales and
     .  potentially adverse tax consequences.

     Although our sales to date have been denominated in United States dollars, the value of the United States dollar in relation to foreign currencies may also reduce our sales to foreign customers. To the extent that we expand our international operations or change our pricing practices to denominate prices in foreign currencies, we will expose our margins to increased risks of currency fluctuations.

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE GLOBAL COMMUNICATIONS INFRASTRUCTURE, INCLUDING THE INTERNET

     We derive virtually all of our product revenues from sales of products for telecommunications, Internet and data communications applications. These markets are characterized by the following:

     .  intense competition
     .  rapid technological change and
     .  short product life cycles, especially in the data communications market.

     In addition, although the telecommunications, Internet and data communications equipment markets have grown rapidly in the last few years, we cannot be certain that these markets will continue to grow or that a significant slowdown in these markets will not occur.

     Products for telecommunications, Internet and data communications applications are based on industry standards, which are continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new products based on emerging industry standards, which could render our existing products unmarketable or obsolete. If the telecommunications, Internet or data communications markets evolve to new standards, we cannot be certain that we will be able to successfully design and manufacture new products that address the needs of our customers or that such new products will meet with substantial market acceptance

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY AFFECTS OUR BUSINESS

     We provide semiconductor devices to the telecommunications and data communications markets and Internet market. The semiconductor industry is highly cyclical and has been subject to significant economic downturns at various times, characterized by:

     .  diminished product demand
     . accelerated erosion of average selling prices and . production over-capacity.

     We may experience substantial fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

                        RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE TODAY'S PRICE

     The market for securities of high technology companies, including our Company, has been highly volatile. The market sale price of our common stock has fluctuated between $1.61 and $134.50 from June 19, 1995 to May 30, 2000 and the last sale price was $61.813 on May 30, 2000. It is likely that the price of the common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

     .  responses to quarter-to-quarter variations in operating results
     . announcements of technological innovations or new products by us or our competitors
     . general conditions in the telecommunications and data communications equipment markets and
     .  changes in earnings estimates by analysts.

We could be subject to class action litigation due to stock price volatility, which if it occurs, will distract our management and could result in substantial costs or large judgments against us

     In the past, securities and class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business, operating results and financial condition or dilution to our stockholders.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR OUR COMMON STOCK

     Delaware corporate law contains, and our certificate of incorporation and by-laws contain, certain provisions that could have the effect of delaying, deferring or preventing a change in control of our Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions:

     . authorize the issuance of "blank check" preferred stock (preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of common stock

     .  prohibit stockholder action by written consent and

     . establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.


                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of May 30, 2000 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold.

     As of May 31, 2000, there were 46,198,670 shares of common stock outstanding. An asterisk means that the number is less than 1% of the total shares outstanding.

                                                                 Shares Offered
                                        Shares Owned                Pursuant                Shares Owned
                                      Before the Offering      to this Prospectus        After the Offering
                                     --------------------      -------------------      --------------------
      Selling Stockholders           Number       Percent      Number      Percent      Number       Percent
      --------------------           ------       -------      ------      -------      ------       -------
K.U. Leuven                           54,824         *          54,824        *            0            *
Dirk Callaerts                        37,494         *          37,494        *            0            *
Jan Decaluwe                          37,494         *          37,494        *            0            *
Ivo Vandeweerd                        37,494         *          37,494        *            0            *
Jan Zegers                            37,494         *          37,494        *            0            *
Vlaamse                               25,206         *          25,206        *            0            *
Investeringsvennootschap N.V.
Jos Verjans                           22,685         *          22,685        *            0            *
                                     -------    -----------    -------    ----------      ---       ----------
Total                                252,691         *         252,691        *            0            *
-----

     The selling stockholders acquired their shares in connection with our transaction with Easics, N.V., a Belgian company, through a share-for-share exchange agreement dated as of May 9, 2000. The transaction was accounted for using the pooling-of-interests method of accounting. In connection with the transaction, we entered into a registration rights agreement with the Easics stockholders pursuant to which we agreed to register the shares issued to them in connection with the transaction.

     The above table includes an aggregate of 25,266 shares of common stock beneficially owned by the selling stockholders that have been deposited in an escrow account pursuant to an escrow agreement dated as of May 9, 2000. The escrowed shares will be used to indemnify TranSwitch against losses, if any, resulting from breaches of the representations and warranties made by the selling stockholders in the exchange agreement. Escrowed shares that are not needed to cover outstanding claims made by TranSwitch will be released on the earlier of (1) May 8, 2001 or (2) the date on which TranSwitch's independent auditors deliver to TranSwitch the audited consolidated financial statements of TranSwitch for the year ending December 31, 2000.

     Prior to our transaction with Easics, we had an ongoing business relationship with Easics through which Easics provided outside design services to complement in-house design done by TranSwitch. Each of the selling stockholders who was employed by Easics is currently employed by us.

                             PLAN OF DISTRIBUTION

     The shares offered in this prospectus may be offered and sold from time to time for the accounts of the selling stockholders, including donees, transferees, pledgees, distributees or other successors in interest that receive such shares as a gift or through another non-sale related transfer from the selling stockholders.

     The selling stockholders will act independently of TranSwitch in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

     .  at then-prevailing prices and terms
     . at prices related to the then-current market price or . at negotiated prices.

     The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

     . one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder
     . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus
     . ordinary brokerage transactions and transactions in which a broker solicits purchasers
     .  in negotiated transactions or
     .  through other means.

     Subject to the restrictions imposed on them related to their employment by us, the selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

     . sell shares short and redeliver such shares to close out their short positions
     . enter into transactions involving short sales by the brokers or dealers . enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus or
     . loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may effect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate.
The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" and any discounts, concessions or commissions received by them may be deemed to be "underwriting compensation" under the Securities Act of 1933, as amended. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

   In addition to selling the shares, the selling stockholders may:
     . sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144
     . transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets
     . agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders are not subject to any underwriting agreement.
The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

     TranSwitch will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

     Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

     We intend to maintain the effectiveness of this prospectus until May 8, 2001 or such period as is required to satisfy our obligations under the registration rights agreement among the selling stockholders and us. We may suspend the selling stockholders' rights to resell shares under this prospectus.

     We shall inform the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus available to each of the selling stockholders and shall inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for TranSwitch by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Richard J. Testa and Timothy C. Maguire, partners of the firm, beneficially own 6,338 and 900 shares of common stock of TranSwitch, respectively.

                                    EXPERTS

     The consolidated financial statements of TranSwitch as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus and registration statement, have been audited by KPMG LLP, independent certified public accountants, as set forth in their reports incorporated by reference herein and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy of any document we file at the SEC's public reference rooms located at:

Judiciary Plaza            Citicorp Center             Seven World Trade Center
Room 1024                  5000 West Madison Street    13th Floor
450 Fifth Street, N.W.     Suite 1400                  New York, NY 10048
Washington, DC 20549       Chicago, IL 60661

     You can request copies of these documents by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. This web site address is included in this document as an inactive textual reference only.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-25996):

     .  Annual report on Form 10-K for the year ended December 31, 1999
     . TranSwitch's proxy statement, filed on April 13, 2000, for the 2000 Annual Meeting of Shareholders
     .  Quarterly report on Form 10-Q for the quarter ended March 31, 2000
     .  Current report on Form 8-K dated May 9, 2000 and
     . The "Description of Capital Stock" contained in TranSwitch's registration statement No. 00025996 on Form 8-A, dated May 28, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                         TranSwitch Corporation
                         3 Enterprise Drive
                         Shelton, Connecticut 06484
                         (203) 929-8810

     This information is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate of the expenses we expect to incur and pay in connection with the issuance and distribution of the securities being registered:

Registration Fee -- Securities and Exchange Commission..............   $ 3,574

Accounting Fees and Expenses........................................     5,000

Legal Fees and Expenses.............................................     5,000

Transfer Agent Fees and Expenses....................................     2,000
                                                                        ------
  TOTAL.............................................................   $15,574

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (DGCL) permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on our behalf and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if:

     . he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TranSwitch and

     . in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

     Article Ten of our amended and restated certificate of incorporation, as amended, contains provisions that eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL.

     We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

     Our amended and restated by-laws contain no provisions relating to the indemnification of officers and directors.

Item 16.  Exhibits.

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.


Exhibit No.                        Item and Reference
-----------                        ------------------
     2.1           --  Share for Share Exchange Agreement, dated May 9, 2000, by and among TranSwitch and the Easics Stockholders (filed herewith)

     2.2           --  Escrow Agreement, dated May 9, 2000, by and among TranSwitch, the Easics Stockholders and the other parties thereto (filed herewith)

     4.1           --  Registration Rights Agreement, dated May 9, 2000, by and among TranSwitch and the Easics Stockholders (filed herewith)

     5.1           --  Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

     23.1          --  Consent of KPMG LLP (filed herewith)

     24.1          --  Power of Attorney (contained on signature page)

Item 17.  Undertakings.

     We hereby undertake:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not pervasively disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TranSwitch pursuant to the foregoing provisions, or otherwise, TranSwitch has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TranSwitch will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of Shelton, State of Connecticut on June 1, 2000.

                                    TranSwitch Corporation


                                    By:  /s/ Michael F. Stauff
                                         ---------------------
                                         Senior Vice President, Chief Financial
                                           Officer & Treasurer


                               Power of Attorney

          Each person whose signature appears below on this registration statement hereby constitutes and appoints Dr. Santanu Das and Michael F. Stauff and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement of TranSwitch Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name                     Capacity                         Date
----                     --------                         ----

/s/ Santanu Das          President, Chief Executive       June 1, 2000
-----------------------  Officer and Chairman of the
Dr. Santanu Das          Board of Directors

/s/ Michael F. Stauff    Senior Vice President, Chief     June 1, 2000
-----------------------  Financial Officer and Treasurer
Michael F. Stauff

/s/ Alfred R. Boschulte    Director                  June 1, 2000
-----------------------
Alfred R. Boschulte


/s/ Ljubomir Micic         Director                  June 1, 2000
------------------
Dr. Ljubomir Micic


/s/ Gerald F. Montry       Director                  June 1, 2000
--------------------
Gerald F. Montry


/s/ James M. Pagos         Director                  June 1, 2000
------------------
James M. Pagos


/s/ Albert E. Paladino     Director                  June 1, 2000
----------------------
Dr. Albert E. Paladino


/s/ Erik H. van der Kaay   Director                  June 1, 2000
------------------------
Erik H. van der Kaay

                               INDEX TO EXHIBITS

Exhibit
Number                       Description of Exhibit
------                       ----------------------

  2.1    --  Share for Share Exchange Agreement, dated May 9, 2000, by and among
             TranSwitch and the Easics Stockholders (filed herewith)

  2.2    --  Escrow Agreement, dated May 9, 2000, by and among TranSwitch, the
             Easics Stockholders and the other parties thereto (filed herewith)

  4.1    --  Registration Rights Agreement, dated May 9, 2000, by and among
             TranSwitch and the Easics Stockholders (filed herewith)

  5.1    --  Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

  23.1   --  Consent of KPMG LLP (filed herewith)

  24.1   --  Power of Attorney (contained on Signature Page)